EXHIBIT 10.3

EXECUTIVE DEFERRED COMPENSATION AGREEMENT
PHANTOM STOCK ACCOUNT—2008 BONUS YEAR

THIS AGREEMENT, entered into this          day of                       ,          , by and between                                     (hereinafter referred to as the “Executive”) and United States Cellular Corporation (hereinafter referred to as the “Company”), a Delaware corporation, located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, IL 60631-3486.

W I T N E S S E T H:

WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to ensure the continued loyalty, service and counsel of the Executive; and

WHEREAS, the Executive desires to defer a portion of his or her annual bonus for services to be performed in calendar year 2008 (the “Bonus Year”) until separation from service, permanent disability, death, a specified date in 2012 or later or unforeseeable emergency.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.                                       Deferred Compensation Account. The Company agrees to establish and maintain a book reserve (the “Deferred Compensation Account”) for the purpose of measuring the amount of deferred compensation payable to the Executive under this Agreement. Credits shall be made to the Deferred Compensation Account as follows:

(a)                                  Annual Bonus Deferral. On each issuance of a check in full or partial payment of the Executive’s annual bonus, if any, for services to be performed in the Bonus Year, there shall be deducted an amount equivalent to               percent of the gross bonus payment which will be credited to the Deferred Compensation Account as of the date on which such check is to be issued.

The bonus deferral selected in this paragraph 1(a) shall be irrevocable except in the event that, prior to the date of the bonus deferral, the Executive receives a withdrawal due to the Executive’s unforeseeable emergency (as defined in paragraph 3(g)) from a nonqualified deferred compensation plan maintained by the Company or any affiliate thereof. In such event, the bonus deferral shall be cancelled in its entirety.

(b)                                 Company Match. As of each date on which an amount is credited to the Deferred Compensation Account pursuant to paragraph 1(a), there shall also be credited to the Deferred Compensation Account a Company Match amount equal to the sum of (i) 25% of the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) which is not in excess of one-half of the Executive’s total gross bonus for the Bonus Year and (ii) 33 1/3% of the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) which is in excess of one-half of the Executive’s total gross bonus for the Bonus Year.

(c)                                  Deemed Investment of Deferred Compensation Account. An amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) or 1(b) shall be deemed to be invested in whole and fractional shares of common stock of the Company at the closing sale price on the principal national stock exchange on which such stock is traded on the date as of which the amount is credited to the Deferred Compensation Account or, if there is no reported sale for such date, on the next preceding date for which a sale was reported.

2.             Vesting of Deferred Compensation.

(a)                                  Annual Bonus Deferral. The bonus deferral amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) (as adjusted for deemed investment returns) shall be 100% vested at all times.

(b)                                 Company Match. One-third of the Company Match amount credited to the Executive’s Deferred Compensation Account pursuant to paragraph 1(b) (as adjusted for deemed investment returns) shall become vested on each of the first three annual anniversary dates of December 31, 2008, provided that the Executive is an employee of the Company (or an affiliate of the Company) on such date and the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) has not been withdrawn or distributed before such date. Notwithstanding the foregoing, the Company Match amount shall become 100% vested upon (i) the Executive’s separation from service as a result of the Executive’s retirement or death or (ii) the Executive suffering a permanent disability prior to the Executive’s separation from service.

For all purposes of this Agreement, “separation from service” shall have the meaning set forth in the United States Cellular Corporation 2005 Long-Term Incentive Plan, as it may be amended from time to time (the “LTIP”). “Retirement” shall mean the Executive’s separation from service on or after attaining his or her Early or Normal Retirement Date (as defined in the Telephone and Data Systems, Inc. Pension Plan). “Permanent disability” shall mean (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Executive’s employer.

3.             Payment of Deferred Compensation.

(a)                                  Medium of Payment. All payments of deferred compensation hereunder will be made in whole shares of common stock of the Company and cash equal to the fair market value of any fractional share.

(b)                                 Election of Payment Date. The Executive must elect in this paragraph 3(b) the date on which his or her vested Deferred Compensation Account for the Bonus Year (the

“Distributable Balance”) becomes payable. The Executive may elect payment either upon his or her separation from service, or at a specified month and year in 2012 or later (choose one option). This determination must be made at the time of execution of this Agreement and will apply to the entire Distributable Balance.

i)	Separation from service; or

ii)	Specified Date: (must be a month and year in 2012 or later).

Notwithstanding the foregoing or any other provision within this Agreement, if the Executive is a key employee (as defined in the Company’s Key Employee Policy) as of the date of his or her separation from service and is entitled to payment hereunder by reason of such separation from service, no payment (including on account of the Executive’s permanent disability or unforeseeable emergency) shall be made from the Deferred Compensation Account before the date which is six months after the date of the Executive’s separation from service (or, if earlier than the end of such six-month period, the date of the Executive’s death). The aggregate amount of any payments which the Executive cannot receive, due to being a key employee, during the six-month period following the Executive’s separation from service shall be paid to the Executive in a lump sum during the seventh calendar month following the calendar month during which the Executive separates from service.

(c)                                  Election of Form of Payment. The Executive must elect in this paragraph 3(c) the form of payment for receiving his/her Distributable Balance. The Executive may elect payment either in a lump sum or in an indicated number of quarterly installments (not to exceed 40) (choose one option). This determination must be made at the time of execution of this Agreement and will apply to the entire Distributable Balance.

i)	Lump sum distribution; or

ii)	Quarterly installment method. The amount of each installment shall be equal to one- (cannot be less than one-fortieth) of the Distributable Balance immediately preceding the first installment payment.

(d)                                 Distribution Upon Permanent Disability. If the Executive becomes permanently disabled prior to the commencement of the payment of his or her Distributable Balance, the Distributable Balance immediately shall become payable to the Executive (irrespective of the payment date elected by the Executive in paragraph 3(b)). Payment shall be made either in a lump sum or installments, as elected by the Executive in paragraph 3(c), in accordance with the payment schedule set forth in paragraph 3(f). Payment of the Distributable Balance of a key employee who incurs a permanent disability after he or she has separated from service shall be subject to any delay required by paragraph 3(b).

(e)                                  Distribution at Death. If the Executive dies prior to the total distribution of his or her Distributable Balance, the Executive’s unpaid Distributable Balance immediately shall become payable in full to the Executive’s Designated Beneficiary (as defined in paragraph 4).

Payment shall be made in a lump sum at the time determined by the Company within sixty (60) days following the Executive’s death.

(f)                                    Timing of Distribution Upon Occurrence of Distribution Event. If the Executive elected distribution of his or her Distributable Balance in the form of a lump sum, the Distributable Balance shall be paid at the time determined by the Company within sixty (60) days after the occurrence of the event causing such balance to be payable (the payment date elected by the Executive pursuant to paragraph 3(b) or the Executive’s permanent disability, as applicable). If the Executive elected distribution of his or her Distributable Balance in the form of installments, the Distributable Balance shall be paid quarterly commencing with the fifteenth day of the first month of the calendar quarter following the calendar quarter of the occurrence of the event causing such balance to be payable. Installments then will be paid on the fifteenth day of the first month of each succeeding calendar quarter until the entire Distributable Balance has been paid. For purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the entitlement to a series of installment payments under this Agreement shall be treated as the entitlement to a single payment as of the date the first installment is scheduled to be paid.

(g)                                 Withdrawals for an Unforeseeable Emergency. In the event that the Executive experiences an unforeseeable emergency and as a result thereof requests in writing payment of all or any portion of his or her Distributable Balance, the Stock Option Compensation Committee of the Company (the “Committee”) may, in its sole discretion, direct such payment to the Executive. An unforeseeable emergency means a severe financial hardship to the Executive resulting from (i) an illness or accident of the Executive, the Executive’s spouse, the Executive’s Designated Beneficiary or the Executive’s dependent, (ii) the loss of the Executive’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such payment after taking into account the extent to which such unforeseeable emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals hereunder or under any similar nonqualified deferred compensation plan maintained by the Company or its affiliates. Examples of what are not considered to be unforeseeable emergencies include the need to send an Executive’s child to college or the desire to purchase a home. Examples of what may be considered to be unforeseeable emergencies include (i) the imminent foreclosure of or eviction from the Executive’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (iii) the need to pay for funeral expenses of an Executive’s spouse, Designated Beneficiary or dependent.

In the event the Committee approves a withdrawal due to an unforeseeable emergency, such payment shall be made to the Executive in a lump sum at the time determined by the Company within sixty (60) days after approval of such request. A request for an unforeseeable emergency withdrawal by a key employee who has separated from service shall be subject to any delay required by paragraph 3(b).

(h)                                 Subsequent Election. The Executive may make a subsequent election to delay the payment date of his or her Distributable Balance, or change the form of payment, provided that (i) such election shall not be effective until 12 months after the date on which the election is made; (ii) except in the case of payment on account of death, permanent disability or unforeseeable emergency, the payment with respect to such election must be deferred for a period of not less than five years from the date such payment otherwise would have been made (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid); and (iii) such election cannot be made less than 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount was scheduled to be paid). A subsequent election pursuant to this paragraph 3(h) shall be delivered to the Company in the manner prescribed by the Company and upon such delivery shall be irrevocable.

4.             Designation of Beneficiaries.

(a)                                  In General. The Executive may designate one or more beneficiaries to receive any amount payable pursuant to paragraph 3(e) (a “Designated Beneficiary”) by executing and filing with the Company during his/her lifetime, a beneficiary designation in the form attached hereto. The Executive may change or revoke any such designation by executing and filing with the Company during his/her lifetime a new Beneficiary Designation Form. If the Executive is married and names someone other than his/her spouse (e.g., a child) as a primary beneficiary, the designation is invalid unless the spouse consents by signing the designated area of the Beneficiary Designation Form in the presence of a Notary Public.

(b)                                 No Designated Beneficiary. If all Designated Beneficiaries predecease the Executive, or, in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Executive’s death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall be the Executive’s beneficiaries:

i)              Executive’s spouse, if living; otherwise

ii)             Executive’s then living descendants, per stirpes; and otherwise

iii)            Executive’s estate.

5.             Miscellaneous.

(a)                                  Assignment. Except as provided in paragraph 4, the right of the Executive or any other person to any payment of benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

(b)                                 Distributions to Minors and Incapacitated Individuals. If a payment hereunder is to be made to a minor or to an individual who, in the opinion of the Company, is unable to manage his or her affairs by reason of illness, accident or mental incompetency, such payment may be made to or for the benefit of such individual in such of the following ways as the legal representative of such individual shall direct:  (i) directly to any such minor individual, if in the opinion of such legal representative, such individual is able to manage his or her affairs, (ii) to such legal representative, (iii) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (iv) to some near relative of any such individual to be used for the latter’s benefit. The Company shall not be required to see to the application by any third party other than the legal representative of an individual of any payment made to or for the benefit of such individual pursuant to this paragraph. Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

(c)                                  Inability to Locate Executive or Designated Beneficiary. If, as of the Latest Payment Date, the Company is unable to make payment of all or a portion of an Executive’s Distributable Balance to the Executive or his or her Designated Beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Company of other reasonable diligence), then such Executive’s Distributable Balance, or portion thereof, as applicable, shall be forfeited. For this purpose, the “Latest Payment Date” shall be the latest date on which the Executive’s Distributable Balance, or portion thereof, as applicable, may be paid to the Executive or the Executive’s Designated Beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code.

(d)                                 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware to the extent that the latter are not preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other federal law.

(e)                                  Source of Payment. Amounts payable under this Agreement shall be paid from the general funds of the Company, and the Executive shall be no more than an unsecured general creditor of the Company with no right to any specific assets of the Company (whose claim may be subordinated to those of other creditors of the Company). Nothing contained in this Agreement shall be deemed to create a trust of any kind for the benefit of the Executive, or create any fiduciary relationship between the Company and the Executive with respect to any assets of the Company.

(f)                                    Withholding. Appropriate amounts shall be withheld from any payments made hereunder or from an Executive’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided hereunder.

(g)                                 Agreement Subject to LTIP. This Agreement is subject to the provisions of the LTIP, and shall be interpreted in accordance therewith. In the event of any inconsistency between the terms of this Agreement and the terms of the LTIP, the terms of the LTIP shall govern. This Agreement and the LTIP contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(h)                                 Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with this Agreement. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement or the LTIP shall be final, binding and conclusive. Amounts will be paid hereunder only if the Committee decides, in its sole discretion, that the Executive, Designated Beneficiary or other person is entitled to them.

(i)                                     Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the

Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included herein.

(j)                                     Compliance with Section 409A of the Code. This Agreement is intended to comply with section 409A of the Code and shall be interpreted and construed accordingly. The Executive and the Company agree that the Company shall have sole discretion and authority to amend this Agreement, unilaterally, at any time in the future to satisfy any requirements of section 409A of the Code and regulations promulgated thereunder.

Notwithstanding the foregoing, under no circumstance shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive or any other person due to any failure to comply with section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNITED STATES CELLULAR CORPORATION

By:

EXECUTIVE